EXHIBIT 99.1
                       PRESS RELEASE DATED AUGUST 23, 2005


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For Immediate Release

BRAVO RESOURCES LTD. AND WOIZE LTD. SIGN LETTER OF INTENT

Vancouver, August 23, 2005 Bravo Resources Ltd. (OTCBB: BVOL) and Woize Ltd announced today that they have entered into a letter of intent for the acquisition of Woize and all of it's assets and properties by Bravo. The Company intends to complete the acquisition pursuant to an agreement and plan of merger.

Woize is a unique digital telephony service utilizing the internet for PC to PC and PC to phone communications using a windows application and proprietary software. Unlike current VOIP providers, Woize has a distinct value proposition and industry differentiation that extends beyond traditional communication platforms.

"This acquisition is leading Bravo's new strategic direction into the very lucrative advanced global communications market" stated Daniel Savino, President and CEO of Bravo Resources. "We have a strong business vision and management philosophy and we are very optimistic about the opportunities that this acquisition will provide for the Company" he added.

About Woize:

Woize is a Digital Telephony service provided over the Internet with a Windows application, Woize servers and gateways to ordinary telephone networks. With the Woize application downloaded to a PC the Woize user can make and receive phone calls over the Internet to other Woize users PC-PC for free. By signing up for a pre paid account and a Woize personal number the Woize user can make and receive phone calls to regular phones world wide at the lowest cost available. The user needs a Windows PC with a headset or a USB phone and a "broadband" Internet connection. The Woize Windows application also provide the users with other various services such as instant messaging, directory lookup features and various telephony related ordinary and also special services.

For more information please visit www.woize.com or the following;

Corporate:
Daniel Savino, CEO 604 628-0556
dan@bravoresources.com

Investor Relations:
Ben Kirk, 1 800 605-1577
ben@bravoresources.com

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such statements are indicated by words or phrases such as "believe", "will", "breakthrough", "significant", "indicated", "feel", "revolutionary", "should", "ideal", "extremely" and "excited". Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's recent Form 10-K and Form 10-Qs, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Copyright (C) 2005 Bravo Resources Ltd. All rights reserved.

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Source Bravo Resources Ltd.